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                             SUBSIDIARIES OF THE COMPANY

                                                        State/Country
                    Name*                              of Incorporation
                    -----                              ----------------

     Hondo Magdalena Oil & Gas Limited                      Jersey/UK

     Newhall Refining Co., Inc.                             Delaware

     Pauley Pacific Inc.                                    Delaware

     Red-E-Crete, Inc.                                      California

     The Anderson Company                                   New Mexico

     Via Verde Development Company                          California


     * None of the Company's subsidiaries use trade or other names under which the do business.